EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 25, 1997, which appears on page 31 of the 1997 Annual Report to Shareholders of Precision Castparts Corp., which is incorporated by reference in the Precision Castparts Corp.'s Annual Report on Form 10-K/A for the year ended March 30, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 31 of such Annual Report on Form 10-K/A. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

                                       PRICE WATERHOUSE LLP


Portland, Oregon
November 26, 1997